EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268383 and No. 333-275931), Form S-8 (No. 333-261606, No. 333-267115, and 333-274513), and Form S-1 (No. 333-270195 and No. 333-273170) of Dermata Therapeutics, Inc. (the “Company”), of our report dated March 21, 2024, relating to the financial statements of the Company as of and for the year ended December 31, 2023 and the adjustments to the 2022 financial statements to retrospectively reflect the impact of a reverse stock split (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

San Diego, California

March 21, 2024